UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MarketAxess Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, New York 10005

April 30, 2007

To the Stockholders of MarketAxess Holdings Inc.:

You are invited to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc. (the “Company”) scheduled for Thursday, June 7, 2007, at 10:00 a.m., Eastern Daylight Time, at The New York Marriott Financial Center Hotel, 85 West Street, New York, New York 10006. The Company’s Board of Directors and management look forward to meeting you.

Enclosed you will find a Notice of Annual Meeting of Stockholders containing a description of the items of business expected to be covered at the Annual Meeting, our proxy statement, a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2006. The agenda for the Annual Meeting includes the election of directors and ratification of the appointment of our independent registered public accounting firm. Our Board of Directors recommends that you vote FOR the election of directors and FOR ratification of the appointment of our independent registered public accounting firm. Please carefully review the enclosed documents for detailed information regarding these proposals.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please complete, sign, date and promptly return the proxy in the pre-addressed envelope that we have included for your convenience. No postage is required if it is mailed in the United States. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting should you decide to attend in person.

On behalf of the Board of Directors, thank you for your continued support.

Richard M. McVey
Chairman and Chief Executive Officer

MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, New York 10005

NOTICE OF
2007 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MarketAxess Holdings Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 7, 2007, at 10:00 a.m., Eastern Daylight Time, at The New York Marriott Financial Center Hotel, 85 West Street, New York, New York 10006.

At the Annual Meeting we will:

1. vote to elect ten members of the Company’s Board of Directors for terms expiring at the 2008 Annual Meeting of Stockholders;

2. vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

3. transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on April 20, 2007. A list of the stockholders of record as of that date will be available for inspection at the Annual Meeting, and at any adjournments or postponements thereof, and for a period of ten days prior to the meeting during regular business hours at the offices of the Company listed above.

You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on April 20, 2007. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) sign and return a proxy card; (2) if you hold your shares in a stock brokerage account, call the toll-free number listed on the proxy card, if any; (3) if you hold your shares in a stock brokerage account, vote via the Internet as indicated on the proxy card; or (4) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Charles Hood
General Counsel and Corporate Secretary

New York, New York
April 30, 2007

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, New York 10005

PROXY STATEMENT for the
2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 7, 2007

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (“Board” or “Board of Directors”) of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess,” the “Company,” “we” or “our”), to be used at our 2007 Annual Meeting of Stockholders scheduled for Thursday, June 7, 2007, at 10:00 a.m., Eastern Daylight Time (“EDT”), at The New York Marriott Financial Center Hotel, 85 West Street, New York, New York 10006.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about May 2, 2007. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the June 7, 2007 meeting.

Holders of our Common Stock, par value $0.003 per share (the “Common Stock”), as of the close of business on April 20, 2007, are entitled to notice of, and to vote at the Annual Meeting. On that date, there were 31,074,880 shares of our Common Stock issued and outstanding.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you execute the attached proxy card, the individuals designated on that card will vote your shares according to your instructions. If any matter other than Proposals 1 or 2 listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner that the Board may recommend or, in the absence of such recommendation, in the manner they perceive to be in the best interests of the Company.

If you execute the enclosed proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of the nominees for director named herein, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007, and in accordance with the best judgment of the persons appointed as proxies with respect to any other matters which properly come before the Annual Meeting.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement below under the headings Solicitation of Proxies and Voting.

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

VOTING

Stockholders entitled to vote and shares outstanding

You may vote your shares at the Annual Meeting only if you were a stockholder of record at the close of business on April 20, 2007 (the “Record Date”). As of the Record Date, 31,074,880 shares of our Common Stock were issued and outstanding.

How to vote

Submitting a proxy via mail, the Internet or telephone

You may submit your proxy with voting instructions by mail by following the instructions set forth on the enclosed proxy card. Specifically, if you are a stockholder of record on the Record Date you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

If you hold your shares through a stock broker, nominee, fiduciary or other custodian, you may also be able to vote by calling the toll-free telephone number listed on your proxy card or visiting the website address listed on your proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., EDT, on June 6, 2007 in order for them to be counted at the Annual Meeting.

Voting your shares in person at the Annual Meeting

You may also attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting, you will need to bring proof of your ownership of our Common Stock as of the close of business on April 20, 2007, the Record Date. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 20, 2007. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Revoking a proxy

A proxy that was submitted by mail may be revoked at any time before it is exercised by (1) giving written notice revoking the proxy to our General Counsel and Corporate Secretary at MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, NY 10005, (2) subsequently filing another proxy bearing a later date or (3) attending the Annual Meeting and voting in person by ballot.

A proxy that was submitted via the Internet or by telephone may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone or (2) attending the Annual Meeting and voting in person by ballot.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the election of directors and ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting the Annual Meeting to conduct its business. Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes (as described above) will be counted for purposes of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting (including any meeting resulting from an adjournment or postponement of the Annual Meeting, unless a new record date is set).

Votes necessary to approve each proposal

Election of Directors.  The affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of directors. This means that the individuals who receive the highest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting.

Other Items.  For each other item, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the item will be required for approval.

Abstentions and broker non-votes will not be voted either in favor of or against any of the proposals. For the election of directors, which requires a plurality of the votes cast, votes withheld from one or more nominees will be excluded entirely from the vote and will have no effect on the outcome. For the ratification of our independent registered public accounting firm, which proposal will be decided by the affirmative vote of a majority of the votes cast, abstentions will be counted for purposes of determining the number of votes cast on the proposal and will have the same effect as negative votes, but broker non-votes will not be counted as shares present and entitled to vote.

Certain stockholder-related matters

We have not received notice of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2008 Annual Meeting, see the information in this Proxy Statement under the section heading Other Matters — Stockholder Proposals for 2008 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, NY 10005 or 212-813-6000. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the Securities and Exchange Commission (“SEC”). Copies of these filings are available through our Internet website at www.marketaxess.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2006, without charge to any stockholder upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, NY 10005 or 212-813-6000.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Except for Mr. Millet, each of the nominees for director was elected by the Company’s stockholders on June 7, 2006. Mr. Millet is standing for election for the first time. The directors will be elected for a term which begins at the 2007 Annual Meeting of Stockholders and ends at the 2008 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all directors, for terms expiring in 2008, unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of the nominees.

A plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

The Board recommends that you vote “FOR” the election of each of the following nominees:

Richard M. McVey
Stephen P. Casper
David G. Gomach
Carlos M. Hernandez
Ronald M. Hersch
Wayne D. Lyski
Jerome S. Markowitz
T. Kelley Millet
Nicolas S. Rohatyn
John Steinhardt

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to serve on the Board if he is elected. If any nominee is unable (or for whatever reason declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly.

Biographical information about each of the nominees is included under Director information below.

Director information

Our Board currently consists of ten directors, eight of whom are not our employees.

At the recommendation of the Nominating Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the 2007 Annual Meeting of Stockholders and ending at the 2008 Annual Meeting of Stockholders.

Richard M. McVey Director since April 2000	Richard M. McVey (47) has been Chief Executive Officer and Chairman of our Board of Directors since our inception. As an employee of J.P. Morgan & Co., one of our founding broker-dealers, Mr. McVey was instrumental in the founding of MarketAxess in April 2000. Prior to founding MarketAxess, Mr. McVey was Managing Director and Head of North America Fixed Income Sales at JPMorgan, where he managed the institutional distribution of fixed-income securities to investors, from 1996 until April 2000. In that capacity, he was responsible for developing and maintaining senior client relationships across all market areas, including fixed-income, equities, emerging markets, foreign exchange and derivatives. From 1992 to 1996, Mr. McVey led JPMorgan’s North America Futures and Options Business, including institutional brokerage, research, operations, finance and compliance. Mr. McVey received a B.A. in Finance from Miami (Ohio) University and an M.B.A. from Indiana University.

Stephen P. Casper Director since April 2004	Stephen P. Casper (57) is the Chairman and Chief Executive Officer of Fischer Francis Trees & Watts, Inc., a specialist manager of U.S., global and international fixed income portfolios for institutional clients, a position he has held since April 2004. Mr. Casper joined Fischer Francis Trees & Watts as Chief Financial Officer in 1990 and was appointed Chief Operating Officer in May 2001. From 1984 until 1990, Mr. Casper was Treasurer of the Rockefeller Family Office. Mr. Casper is President and a director of FFTW Funds, Inc., a publicly traded mutual fund. Mr. Casper is a presiding director of the board of The Depository Trust & Clearing Corporation and its subsidiaries, the Depository Trust Company, the National Securities Clearing Corporation, the Emerging Markets Clearing Corporation and the Fixed Income Clearing Corporation. Mr. Casper is a Certified Public Accountant and received a B.B.A. in accounting from Baruch College, where he graduated magna cum laude, Beta Gamma Sigma, and an M.S. in finance and accounting from The Wharton School at the University of Pennsylvania.

David G. Gomach Director since February 2005	David G. Gomach (48) has been the Chief Financial Officer and Treasurer of School Specialty, Inc. since September 2006. Mr. Gomach joined School Specialty, Inc. as Executive Vice President — Finance in August 2006. Prior to joining School Specialty, Mr. Gomach held various positions at the Chicago Mercantile Exchange (CME) from 1987 to 2004. From June 1997 until his retirement from the CME in November 2004, he served as Chief Financial Officer. From 1996 until 1997, Mr. Gomach served as Vice President, Internal Audit and Administration. Also, during his tenure at the CME, he was a Senior Director and Assistant Controller. Prior to joining the CME, Mr. Gomach held positions at Perkin-Elmer, Singer Corporation and

Mercury Marine, a subsidiary of Brunswick Corporation. Mr. Gomach is a Certified Public Accountant and received a B.S. from the University of Wisconsin-LaCrosse and an M.B.A. from Roosevelt University.

Carlos M. Hernandez Director Since February 2006	Carlos M. Hernandez (45) is the Head of Global Equities for JPMorgan. Mr. Hernandez has been with JPMorgan since 1986, working on a wide array of advisory and financing transactions for both corporations and governments, across various product groups and geographic regions. Prior to his current position, Mr. Hernandez spearheaded all forms of capital raising and distribution in the fixed income, syndicated loans and equity markets. Previously, Mr. Hernandez managed the Institutional Equities business for the Americas. Before joining the Equities Division, Mr. Hernandez served as JPMorgan’s regional executive for Latin America. Mr. Hernandez is a member of JPMorgan’s Global Investment Banking Management Committee.

Ronald M. Hersch Director since July 2000	Ronald M. Hersch (59) is Managing Director Emeritus of Bear, Stearns & Co. Inc., where he has been employed since 1992. Until April 1, 2007, Mr. Hersch was a Senior Managing Director responsible for directing the firm’s futures business as well as coordinating eCommerce activities and initiatives within the Fixed Income Division. Mr. Hersch is a former Chairman of the Futures Industry Association, where he now serves on the board of directors and Executive Committee. Mr. Hersch has previously served on the board of directors of Bond Desk Group, LLC, the Chicago Board of Trade, and the National Futures Association, the self-regulatory organization responsible for futures industry oversight. Mr. Hersch received a B.A. from Long Island University.

Wayne D. Lyski Director since April 2004	Wayne D. Lyski (65) has been a hedge fund manager with Lee Munder Capital Group since April 2004. From 1983 until January 2004, Mr. Lyski held a series of positions at Alliance Capital Management, most recently as Executive Vice President from January 1995 until January 2004. From January 1995 until June 2002, Mr. Lyski was also Chairman and Chief Investment Officer of Alliance Capital Management’s fixed income division. Mr. Lyski is a former member of the Treasury Department’s Borrowing Advisory Committee and was inducted into the Fixed Income Analysts Society’s Hall of Fame in 1998. Mr. Lyski received a B.A. with high honors from Seattle Pacific University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Jerome S. Markowitz Director since March 2001	Jerome S. Markowitz (67) has been actively involved in managing a private investment portfolio since 1998. Prior to that, Mr. Markowitz was Director of Capital Markets for Montgomery Securities from 1987 to 1998, a Managing Director at Rothchilds Securities Inc. from 1986 to 1987, and a Senior Managing Director at Prudential Bache from 1983 to 1986.

T. Kelley Millet Director since April 2007	T. Kelley Millet (46) has been President of MarketAxess since September 2006, with primary responsibility for expanding and diversifying the Company’s North American business. Prior to joining us, Mr. Millet served as Senior Managing Director, Co-Head of Global Credit Trading at Bear Stearns from 2001 to 2006, where he was responsible for origination, syndication, cash, derivatives and flow trading for the investment grade and emerging markets businesses, as well as high-yield derivatives. Prior to joining Bear Stearns in 2001, Mr. Millet had a 19-year career with JP

Morgan, where he held positions of increasing responsibility, culminating in his appointment as Global Head, Capital Markets and Syndicate.

Nicolas S. Rohatyn Director since April 2000	Nicolas S. Rohatyn (46) has been the Chief Executive Officer and Chief Investment Officer of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd., since March 2003. From 1982 until 2001, Mr. Rohatyn held a series of positions at JPMorgan, most recently as Executive Director of JPMorgan and Co-Head of LabMorgan from March 2000 until September 2001 and as Managing Director and co-Head of Global Fixed Income from January 1999 until March 2000. Mr. Rohatyn was also a member of the executive management team at JPMorgan from January 1995 until December 2000. Mr. Rohatyn founded the Emerging Markets Traders Association in 1990 and he served as its Chairman from then until 1994. He currently serves on the board of The Alvin Ailey American Dance Theatre. Mr. Rohatyn received a B.A. in Economics from Brown University.

John Steinhardt Director since April 2000	John Steinhardt (53) was Chief Executive Officer and the Chief Investment Officer of Spectrum Investment Management from April 2005 to December 2005. Until October 2004, Mr. Steinhardt was Head of North American Credit Markets for JP Morgan Chase & Co. and a member of the Management Committee of the Investment Banking Division of JP Morgan Chase & Co. Prior to the merger of J.P. Morgan & Co. and the Chase Manhattan Bank, Mr. Steinhardt was the Head of U.S. Securities at Chase Securities Inc. and a member of the Management Committee from 1996 to 2000. Mr. Steinhardt received a B.S. in Economics from St. Lawrence University and an M.B.A from Columbia University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Directors independence

The Board of Directors has determined that seven of our directors, Messrs. Casper, Gomach, Hersch, Lyski, Markowitz, Rohatyn and Steinhardt, currently meet the independence requirements contained in the NASDAQ listing standards and applicable tax and securities rules and regulations. None of these directors has a relationship with the Company or its subsidiaries which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Each of these directors is “independent” as defined within the meaning of the NASDAQ listing standards. In compliance with the NASDAQ listing standards, we have a Board of Directors comprised of a majority of independent directors.

The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to MarketAxess’ management. Based on all of the foregoing, as required by the NASDAQ listing standards, the Board made a substantive determination as to each of the seven independent directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. After reviewing the relationship between the Company and Mr. Hernandez’s employer, JP Morgan Chase & Co. (“JPMorgan”), the Company has decided not to treat Mr. Hernandez as an independent director for purposes of the NASDAQ listing standards and applicable SEC rules. In making this determination, the Board considered that JPMorgan represented 7.1%, 7.4% and 8.5% of the Company’s annual revenue for 2006, 2005 and 2004, respectively, and has from time to time provided certain investment banking services to the Company, including acting as an underwriter of our initial public offering in 2004.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for purposes of membership on the Audit Committee, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee have been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2004 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following relationships:

•	Mr. Casper is an executive officer of Fischer Francis Trees & Watts, Inc., which represented less than 1% of the Company’s annual revenue in each of 2006, 2005 and 2004.

•	Mr. Hersch is an employee, but not an executive officer, of Bear, Stearns & Co., which represented approximately 4.5%, 4.5% and 4.1% of the Company’s annual revenue in 2006, 2005 and 2004, respectively.

•	Mr. Lyski is an employee of Lee Munder Capital Group, which represented less than 1% of the Company’s annual revenue in each of 2006, 2005 and 2004.

•	Mr. Rohatyn is an executive officer TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd. TRG Global Opportunity Master Fund, Ltd. represented less than 1% of the Company’s annual revenue in each of 2006, 2005 and 2004.

•	Mr. Steinhardt was previously an employee, but not an executive officer, of JPMorgan, which represented approximately 7.1%, 7.4% and 8.5% of the Company’s annual revenue in 2006, 2005 and 2004, respectively.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating Committee operates under a charter, which is available on our corporate website at www.marketaxess.com.

The Nominating Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating Committee’s consideration by submitting such recommendations directly to the Nominating Committee by mail or electronically. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating Committee will necessarily nominate the person so recommended by a stockholder. The Nominating Committee may engage outside search firms to assist in identifying or evaluating potential nominees. We did not employ outside search firms or pay fees to other third parties in connection with seeking or evaluating any of the Board nominee candidates.

The Nominating Committee believes that the minimum qualifications for serving on our Board are that a nominee have substantial experience working as an executive officer for, or serving on the board of, a public company, or that he or she demonstrates by significant accomplishment in another given field of endeavor, an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company. A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board.

Board committees

The Audit Committee of our Board of Directors reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the independent registered public accounting firm and our accounting practices. The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Markowitz. The Board of Directors has determined that each member of the Audit Committee is an independent director in accordance with NASDAQ listing standards and that Mr. Casper and Mr. Gomach are both Audit Committee financial experts, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards.

The Compensation Committee of the Board of Directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors (other than non-employee directors) and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee currently consists of Messrs. Steinhardt (Chair), Lyski and Rohatyn. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules.

The Nominating Committee of the Board of Directors will select nominees for director positions to be recommended by our Board of Directors for election as directors and for any vacancies in such positions. The Nominating Committee currently consists of Messrs. Casper and Rohatyn. The Board of Directors has determined that each member of the Nominating Committee is an independent director in accordance with NASDAQ listing standards.

Meetings and attendance

During the year ended December 31, 2006, the full Board held five meetings and acted by unanimous written consent on two other occasions; the Audit Committee held nine meetings and acted by unanimous written consent on one other occasion; the Compensation Committee held eight meetings and acted by unanimous written consent on eight other occasions; and the Nominating Committee acted by unanimous written consent on one occasion. We expect each director to attend each meeting of the full Board and of committees on which he serves and to attend the annual meeting of stockholders. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. Messrs. McVey, Lyski, Markowitz, Rohatyn and Steinhardt attended our 2006 annual meeting of stockholders.

Code of Conduct, Code of Ethics and other governance documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both the Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, can be accessed in the Investors — Corporate Governance section of our website at www.marketaxess.com.

You may also obtain a copy of these documents by writing to MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, New York 10005, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee and Nominating Committee, as well as copies of the Company’s certificate of incorporation and bylaws, can be accessed in the Investors — Corporate Governance section of our website.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the MarketAxess Holdings Inc. Board of Directors, c/o General Counsel, 140 Broadway, 42nd Floor, New York, New York 10005. The General Counsel will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 140 Broadway, 42nd Floor, New York, New York 10005, or electronically, at our corporate website, www.marketaxess.com under the heading Investors — Board of Directors — Confidential Ethics Web Form.

Director compensation

Each non-employee director, other than Mr. Hernandez, receives an annual retainer equal to $40,000. The chairman of the Audit Committee receives a supplemental annual retainer of $7,500 and the chairman of the Compensation Committee receives a supplemental annual retainer of $5,000. In addition, each non-employee director other than Mr. Hernandez receives $1,000 for each meeting of our Board of Directors, $2,000 for each meeting of the Audit Committee, and $1,000 for each meeting of the Compensation Committee and the Nominating Committee which the director attends. In August 2006, we granted 5,000 shares of restricted stock and options to purchase 5,000 shares of our Common Stock to each non-employee director. One-half of these awards vested on November 30, 2006 and the balance vests on May 31, 2007. The exercise price of the stock options is equal to the fair market value of the stock ($9.30 per share) on the date of grant. These awards were made under the Company’s 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) (the “Stock Incentive Plan”). The Board of Directors recommends, reviews and oversees the stock option plans for our non-employee directors. Mr. Hernandez’ employer, JP Morgan, does not permit Mr. Hernandez to receive compensation for his service as a director and, therefore, he receives no cash payments or grants of restricted stock or stock options from us. In the future, we expect to continue to compensate our non-employee directors with a combination of cash and grants of restricted stock or stock options.

Director Compensation for Fiscal 2006

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(1)	($)

Stephen P. Casper	67,375	39,663	13,987	121,025
David G. Gomach	67,125	39,663	13,987	120,775
Carlos M. Hernandez	—	—	—	—
Ronald M. Hersch	45,000	39,663	13,987	98,650
Wayne D. Lyski	51,000	39,663	13,987	104,650
Jerome S. Markowitz	63,250	39,663	13,987	116,900
Nicolas S. Rohatyn	53,750	39,663	13,987	107,400
John Steinhardt	50,000	39,663	13,987	103,650

(1)	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, without regard to the estimated forfeiture related to service-based vesting conditions, of awards pursuant to the Stock Incentive Plan, and thus include amounts attributable to awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2007.

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2007, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Board recommendation

The Board recommends that you vote “FOR” ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Information about our independent registered public accounting firm

PwC has audited our consolidated financial statements each year since our formation in 2000. Representatives of PwC will be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from stockholders.

Audit and other fees

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the years ended December 31, 2006 and 2005 and the audit of our broker-dealer subsidiaries’ annual financial statements, as well as fees paid to PwC for tax compliance and planning and other services, are set forth below.

Except as set forth in the following sentence, the Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audited-related, tax and other services rendered by PwC to the Company or its subsidiaries. The Audit Committee has authorized the Chief Executive Officer and the Chief Financial Officer to

purchase permitted non-audit services rendered by PwC to the Company or its subsidiaries up to and including a limit of $10,000 per service and an annual limit of $20,000.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent registered public accounting firm and the Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Set forth below is information regarding fees paid by the Company to PwC during the fiscal years ended December 31, 2006 and 2005.

Fee Category	2006	2005

Audit Fees(1)	$1,567,213	$1,661,276
Tax Fees(2)	45,220	184,832
Audit Related Fees	7,000	40,389
All Other Fees	1,626	1,626

Total	$1,621,059	$1,888,123

(1)	The aggregate fees incurred include amounts for the audit of the Company’s consolidated financial statements (including fees for the audit of our internal controls over financial reporting) and the audit of our broker-dealer subsidiaries’ annual financial statements.

(2)	The aggregate fees incurred for tax services include amounts in connection with tax compliance and tax consulting services.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Markowitz. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that both Mr. Gomach and Mr. Casper satisfy the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that both Mr. Gomach and Mr. Casper are “financial experts” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investors — Corporate Governance section of the Company’s website.

During fiscal year 2006, the Audit Committee met nine times. The Company’s senior financial management and independent registered public accounting firm were in attendance at such meetings. Following at least one meeting during each calendar quarter during 2006, the Audit Committee conducted a private session with the independent registered public accounting firm, without the presence of management.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with generally accepted auditing standards.

We have reviewed and discussed with senior management the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s 2006 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees (“SAS 61”). SAS 61 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have obtained from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between PwC and the Company that in PwC’s professional judgment may reasonably be thought to bear on independence. PwC has discussed its independence with us, and has confirmed in its letter to us that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

Based upon the foregoing review and discussions with our independent registered public accounting firm and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K, for filing with the Securities and Exchange Commission. The Committee also has appointed PwC as the Company’s independent registered public accounting firm for 2007.

As specified in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the
Company’s Board of Directors

David G. Gomach — Chair
Stephen P. Casper
Jerome S. Markowitz

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 20, 2007 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock, (ii) our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 20, 2007 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 31,074,880 shares of Common Stock outstanding at the close of business on April 20, 2007. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MarketAxess Holdings Inc., 140 Broadway, 42nd Floor, New York, New York 10005.

	Number of	Percentage
	Shares	of Common
	Beneficially	Stock
	Owned	Owned

5% Stockholders
J.P. Morgan Partners (23A SBIC), L.P.(1)	1,101,044	3.51%
LabMorgan Corporation(2)	2,334,454	7.44%
Total for entities affiliated with J.P. Morgan Chase & Co.	3,134,454	9.99%
Credit Suisse(3)	2,326,665	7.49%
Royce & Associates, L.L.C.(4)	2,238,900	7.20%
UBS AG(5)	2,231,164	7.18%
Janus Capital Management LLC(6)	1,996,105	6.42%
Named Executive Officers and Directors
Richard McVey(7)	2,787,265	8.65%
Stephen P. Casper(8)	30,000	*
David G. Gomach(9)	25,000	*
Carlos M. Hernandez(10)	—	—
Ronald M. Hersch(8)	30,000	*
Wayne D. Lyski(8)	30,000	*
Jerome S. Markowitz(11)	47,848	*
T. Kelley Millet(12)	150,000	*
Nicolas S. Rohatyn(13)	38,334	*
John Steinhardt(8)	30,000	*
James N.B. Rucker(14)	233,891	*
Nicholas Themelis(15)	200,759	*
Thomas Thees(16)	7,200	*
Iain Baillie	—	—
All Executive Officers and Directors as a Group (14 persons)(17)	3,610,297	11.04%

*	Less than 1%

(1)	Information regarding J.P. Morgan Partners (23A SBIC), L.P. was obtained from a Schedule 13G filed by J.P. Morgan Partners (23A SBIC), L.P. with the SEC. Consists of 800,000 shares of Common Stock and 301,044 shares of Common Stock issuable upon conversion of shares of non-voting common stock that are presently convertible. Excludes 924,273 shares of non-voting common stock, because the terms of the non-

voting common stock contain a limitation on acquiring shares of Common Stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding Common Stock. In total, 1,225,317 shares of non-voting common stock are owned by the holder. The general partner of J.P. Morgan Partners (23A SBIC), L.P. is J.P. Morgan Partners (23A SBIC Manager), Inc., an indirect wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of J.P. Morgan Partners (23A SBIC), L.P. is 1221 Avenue of the Americas, New York, NY 10020.

(2)	Information regarding LabMorgan Corporation was obtained from a Schedule 13G filed by LabMorgan Corporation with the SEC. Consists of 2,033,410 shares of Common Stock and an aggregate of 301,044 shares of Common Stock issuable upon conversion of shares of non-voting common stock that are presently convertible. Excludes 1,059,293 shares of non-voting common stock because the terms of the non-voting common stock contain a limitation on acquiring shares of Common Stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding Common Stock. In total, 1,360,337 shares of non-voting common stock are owned by the holder. LabMorgan Corporation is a direct wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of LabMorgan Corporation is 1221 Avenue of the Americas, New York, NY 10020.

(3)	Information regarding Credit Suisse was obtained from a Schedule 13G filed by Credit Suisse with the SEC. Credit Suisse (the “Bank”), a Swiss bank, filed the Schedule 13G on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the “Investment Banking division”). The ultimate parent entity of the Bank is Credit Suisse Group, a corporation formed under the laws of Switzerland. The address of the Bank’s principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Investment Banking division’s principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

(4)	Information regarding Royce & Associates, LLC was obtained from a Schedule 13G filed by Royce & Associates, LLC with the SEC. The principal business address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(5)	Information regarding UBS AG was obtained from a Schedule 13G filed by UBS AG with the SEC. The principal business address of UBS AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(6)	Information regarding Janus Capital Management LLC was obtained from a Schedule 13G filed by Janus Capital Management LLC with the SEC. Janus Capital has indirect ownership stakes in Enhanced Investment Technologies LLC and Perkins, Wolf, McDonnell and Company, LLC. Due to the above structure, holdings for Janus Capital, Enhanced Investment Technologies LLC and Perkins, Wolf, McDonnell and Company, LLC are aggregated. The principal business address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

(7)	Consists of (i) 938,818 shares of Common Stock owned by Mr. McVey individually; (ii) 342,000 shares of restricted stock; (iii) 1,147,920 shares of Common Stock issuable pursuant to stock options granted to Mr. McVey that are or become exercisable within 60 days; and (iv) 358,527 shares of Common Stock owned of record by a trust for the benefit of Mr. McVey and his family members. Does not include 154,854 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days.

(8)	Consists of (i) 7,500 shares of Common Stock held individually, (ii) 2,500 shares of restricted stock and (iii) 20,000 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(9)	Consists of (i) 7,500 shares of Common Stock held individually, (ii) 2,500 shares of restricted stock and (iii) 15,000 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(10)	Does not include shares of Common Stock and other MarketAxess securities held by J.P. Morgan Partners (23A SBIC), L.P. or LabMorgan Corporation, each of which is a direct wholly-owned subsidiary of JPMorgan Chase & Co. Mr. Hernandez disclaims beneficial ownership of such shares.

(11)	Consists of (i) 10,207 shares of Common Stock held by Mr. Markowitz individually; (ii) 2,500 shares of restricted stock held by Mr. Markowitz; (iii) 28,334 shares of Common Stock issuable pursuant to stock options granted to Mr. Markowitz that are or become exercisable within 60 days; and (iv) 6,807 shares of Common Stock held by Mr. Markowitz in joint tenancy with his spouse.

(12)	Consists of 150,000 shares of restricted stock. Does not include 850,000 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days.

(13)	Consists of (i) 7,500 shares of Common Stock held individually, (ii) 2,500 shares of restricted stock and (iii) 28,334 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(14)	Consists of (i) 57,796 shares of Common Stock held in joint tenancy with his spouse; (ii) 16,500 shares of restricted stock; and (iii) 159,595 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 45,406 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days.

(15)	Consists of (i) 7,268 shares of Common Stock held in joint tenancy with his spouse; (ii) 40,000 shares of restricted stock; and (iii) 153,491 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 106,509 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days.

(16)	Consists of (i) 6,200 shares of Common Stock held by Mr. Thees individually and (ii) 1,000 shares of Common Stock held by Mr. Thees’ daughter.

(17)	Consists of (i) 1,431,623 shares of Common Stock; (ii) 566,000 shares of restricted stock; and (iii) 1,612,674 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 1,156,769 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 20, 2007.

Name	Age	Position

Richard M. McVey	47	Chief Executive Officer and Chairman of the Board of Directors
T. Kelley Millet	47	President
James N.B. Rucker	50	Chief Financial Officer
Nicholas Themelis	43	Chief Information Officer

Richard M. McVey has been Chief Executive Officer and Chairman of our Board of Directors since our inception. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. McVey’s business experience.

T. Kelley Millet has been President since September 2006. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. Millet’s business experience.

James N.B. Rucker has been Chief Financial Officer since June 2004. From our formation in April 2000 through June 2004, Mr. Rucker was Head of Finance and Operations, with responsibility for finance and certain client and dealer services. From January 1995 to April 2000, Mr. Rucker was Vice President and Head of International Fixed Income Operations at Chase Manhattan Bank, where he was responsible for the settlement of international securities and loan, option and structured trades. He also was a Director of the Emerging Markets Clearing Corporation from 1999 to 2000. Mr. Rucker received a B.S. in Economics and Politics from Bristol University, England.

Nicholas Themelis has been Chief Information Officer since March 2005. From June 2004 through February 2005, Mr. Themelis was Head of Technology and Product Delivery. From March 2004 to June 2004, Mr. Themelis was Head of Product Delivery. Prior to joining us, Mr. Themelis was a Principal at Promontory Group, an investment and advisory firm focused on the financial services sector, from November 2003 to March 2004. From March 2001 to August 2003, Mr. Themelis was a Managing Director, Chief Information Officer for North America

and Global Head of Fixed Income Technology at Barclay’s Capital. From March 2000 to March 2001, Mr. Themelis was the Chief Technology Officer and a member of the board of directors of AuthentiDate Holdings Corp., a start-up focused on developing leading edge content and encryption technology. Prior to his tenure at AuthentiDate, Mr. Themelis spent nine years with Lehman Brothers, most recently as Senior Vice President and Global Head of the E-Commerce Technology Group.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation objectives and strategy

The Company’s compensation program for named executive officers is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to reward them for their performance, the Company’s performance, and for creating longer term value for stockholders. The primary objectives of the program are to:

•	align personal performance with stockholder value creation;

•	reward the named executive officers based on their contribution to the overall financial performance of the Company;

•	support the Company’s long-term growth objectives;

•	encourage high potential individuals with significant market experience to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s compensation programs for named executive officers are approved and administered by the Compensation Committee of the Board of Directors. Working with management and our outside compensation advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance and behaviors, and reinforces a culture, that the Compensation Committee believes will drive long-term success.

The compensation program rewards team accomplishments while promoting individual accountability. Compensation depends in significant measure on overall Company results, but business unit results and individual accomplishments are also very important factors in determining each named executive officer’s compensation. The Company has an annual planning and goal-setting process that is fully integrated into the compensation system, enhancing a strong relationship between individual efforts, Company results and financial rewards.

A major portion of total compensation is placed at risk through annual and long-term incentives. As shown in the Summary Compensation Table, in 2006 the sum of annual cash incentive awards and equity in the form of restricted stock and stock options represented between 63% and 91% of the total direct compensation, defined as base salary, cash bonus and the value of equity awards at the date of grant, for the named executive officers. The combination of incentives is designed to balance annual operating objectives and the Company’s earnings performance with longer-term stockholder value creation.

We seek to provide competitive compensation that is commensurate with performance. We benchmark our named executive officer compensation programs with a peer group of financial technology companies discussed below under Role of the Compensation Committee — Pay Levels and Benchmarking. We target compensation at the median of the market, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

We seek to promote a long-term commitment to the Company by our named executive officers. We believe that there is great value to the Company in having a team of seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. In addition, the vesting schedules attached to restricted stock and option awards (generally performance-based vesting with a five-year default vesting period and time-based vesting over a three-year period, respectively) reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our named executive officers. The Compensation Committee’s function is more fully described in its charter, which has been approved by our Board of Directors. The charter is available on our Internet website at www.marketaxess.com under the Investors-Corporate Governance section.

The Compensation Committee currently consists of three members of our Board of Directors, John Steinhardt (Chair), Wayne D. Lyski and Nicolas Rohatyn, all of whom are “independent” as defined by the NASDAQ listing standards and the applicable tax and securities rules and regulations.

The Compensation Committee meets on a regular basis for various reasons as outlined in the charter, including but not limited to: approving the formula for the bonus pool at the beginning of the fiscal year; approving the hiring of, and compensation offers to, named executive officers and other senior managers; approving severance terms for named executive officers and other senior managers, when applicable; reviewing and approving any changes to any incentive plan, including the stock incentive plans and the annual performance incentive plan; and reviewing and approving year-end compensation recommendations made by the compensation consultant based on market data for named executive officers and other senior managers, and recommendations made by management for all other employees.

When considering decisions concerning the compensation of named executive officers other than the Chief Executive Officer (“CEO”), the Compensation Committee asks for the recommendations of both the CEO, Richard M. McVey, and the compensation consultant. No executive officer has a role in determining or recommending compensation for outside directors.

Use of outside advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of a compensation consultant. Through December 2006, the compensation consulting firm was Venture Pay Group. Beginning in calendar year 2007, the Compensation Committee has retained Pearl Meyer and Partners. The Compensation Committee annually reviews competitive compensation data prepared by the compensation consultant The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Pay levels and benchmarking

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions, and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the named executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits and uses tools, such as the Black-Scholes option pricing model, to value the equity and equity expense in determining the financial impact on the Company.

The Compensation Committee assesses “competitive market” compensation using a number of sources. The primary data source used in setting competitive market levels for the named executive officers is the information publicly disclosed by a “peer group” of companies (listed below), which is reviewed annually and may change from year to year. These companies are in the financial technology marketplace and include:

•	eSpeed, Inc.
•	Intercontinental Exchange, Inc.
•	International Securities Exchange, Inc.
•	Investment Technology Group, Inc.
•	Knight Capital Group, Inc.
•	Labranche & Co., Inc.
•	Options Xpress Holdings, Inc.
•	SWS Group, Inc.
•	TD Ameritrade Holding Corp.
•	Tradestation Group, Inc.

Data is also obtained from three different compensation surveys covering financial services, financial technology and general technology firms.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the group of named executive officers at the Company, the Compensation Committee makes decisions regarding individual target total compensation opportunities for each named executive officer based on the need to attract, motivate and retain an experienced and effective management team.

The base salary and target annual incentive opportunity for each named executive officer are generally set at the median salary and incentive amounts paid by the companies in our peer group, as adjusted for the relative financial results of the Company. As an example, if the Company’s ratio of compensation expense to gross revenues is greater than that of other companies in our peer group, the Compensation Committee may reduce the amount of base salary and annual incentive opportunity of each executive accordingly.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based on the attainment of operating goals and the creation of stockholder value and competitive threats.

Compensation structure

Pay elements — overview

The Company utilizes four main components of compensation:

•	base salary that reflects an individual’s role and responsibilities, experience, expertise and individual performance;

•	annual variable cash performance awards that are designed to reward attainment of annual business goals;

•	long-term incentives, which are equity-based awards that may include stock options, stock appreciation rights, restricted stock, performance shares and other stock-based awards, including restricted stock units and deferred stock units (to date, only stock options and restricted stock have been granted); and

•	benefits and perquisites, offered to all U.S. and U.K. employees, including healthcare benefits, life insurance and retirement savings plans; and disability plans (U.S. employees only).

The compensation consultant, together with the CEO and Head of Human Resources, will present the compensation recommendations for all named executive officers (other than the CEO) to the Compensation Committee. For each named executive officer, they evaluate the overall performance of the Company, the results of the business unit that the named executive officer leads and the named executive officer’s performance against expectations, in order to make compensation decisions. Changes to the individual components are considered (i.e., base pay increases, percentage increase or decrease in cash bonuses and increases or decreases in equity value) as well as total direct compensation (i.e., the value of the executive’s total compensation package for the year). We believe that this process rewards high-performing named executive officers who drive corporate results and stockholder value, and serves as a retention tool by providing an incentive to sustain a high level of performance over a long career with MarketAxess. Additionally, the process seeks to ensure that we are paying our named executive officers competitively.

The compensation consultant works directly with the Compensation Committee to determine the compensation of the CEO. The same criteria are used in determining CEO pay as are used for named executive officers. The CEO does not participate in those discussions. The other executive officers do not play a role in their own compensation determination other than providing results on their individual performance objectives to the CEO as part of a performance review process.

Pay elements — details

Base salary

The Compensation Committee annually reviews named executive officer salaries and makes adjustments as warranted based on individual responsibilities and performance, Company performance in light of market conditions, and competitive practices. Salary adjustments, if any, are generally approved and implemented during the first quarter of the calendar year. Salary increases are not made each year; rather, the Compensation Committee reviews all components of remuneration and decides which elements of compensation should be adjusted or granted based on corporate and individual results and competitive benchmark data. This approach is in line with the Company’s intentions of offering compensation that is contingent upon individual responsibilities and performance. Of the named executive officers, only the salary of the CEO was increased in 2006 from 2005 levels based on benchmark market data.

Annual variable cash performance awards

Annual cash incentive compensation for named executive officers is paid under the MarketAxess Holdings Inc. 2004 Annual Performance Incentive Plan (the “Annual Performance Plan”). The Annual Performance Plan is designed to provide cash bonus awards to named executive officers in recognition of their contribution to corporate results, profitability and stockholder returns. Our CEO and Head of Human Resources provide the compensation consultant with performance data for each of the named executive officers and certain other employees. The compensation consultant then reviews this data and, based upon market data and corporate performance, makes compensation recommendations to the CEO and Head of Human Resources, which are then modified based on individual performance data.

Under the Annual Performance Plan, participants are eligible to receive bonus awards that may be expressed, at the Compensation Committee’s discretion, as a fixed dollar amount, a percentage of compensation (whether base pay, total pay or otherwise) or an amount determined pursuant to a formula. Bonuses are contingent upon the attainment of certain pre-established performance targets established by the Compensation Committee, including, but not limited to, one or more of the following:

•	earnings per share;

•	gross revenues;

•	earnings before interest, taxes, depreciation and amortization;

•	net income; and

•	such other goals established by the Compensation Committee.

In determining the aggregate amount of the cash bonus under the Annual Performance Plan, a corporate level cash bonus pool was created for fiscal year 2006, which was variable based on financial results. Specifically, the bonus pool formula was based on operating income before taxes and before bonus expense. The target cash bonus pool was based on financial targets that were moderately difficult to achieve. Had the financial results exceeded plan, the bonus pool would have been greater than the target. As the financial results were less than plan, the bonus pool that was paid out was less than the target. This formula had two objectives: to align employee bonuses with operating and net income and earnings per share, and to use the operating leverage of our business to motivate employees.

Cash bonuses are paid after the end of the performance period in which they are earned, as determined by the Compensation Committee. Generally they are paid in January after the completion of the previous fiscal year, but in no event would they be paid later than March 15 after the end of the applicable year. Unless otherwise determined by the Compensation Committee, no bonus (or pro rata portion) will be payable to any individual whose employment has ceased prior to the date such bonus is paid.

Long-term incentives — equity-based awards

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the named executive officers and stockholders. The Compensation Committee evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. The Compensation Committee may grant equity incentives under the Company’s Stock Incentive Plan in the form of stock options (non-qualified and incentive stock options), stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards. To date, only stock options and restricted stock have been granted. Awards to named executive officers are generally granted at the time of hire and at the end of the fiscal year for corporate, unit and individual performance.

Grants are issued on the date they are approved by the Compensation Committee, except for new hires, whose grant date is either the date of hire or the first day of the month after hire, as recommended to and approved by the Compensation Committee prior to hire. The exercise price for stock options is the closing market price per share of our Common Stock as quoted on The NASDAQ Global Select Market on the grant date. Historically, the Compensation Committee has granted stock options, which generally have time-based vesting and vest over three years. The Compensation Committee has also granted shares of restricted stock with performance-based vesting. The default schedule is usually five years with accelerated vesting if pre-determined performance targets are met or exceeded. The Compensation Committee has not granted other stock-based awards in the past. The Compensation Committee will evaluate the mix of stock options, restricted stock and other stock-based awards in the future to align rewards for personal performance with stockholder value creation.

The salaries paid and the annual bonuses awarded to the named executive officers in 2006 are discussed and shown in the Summary Compensation Table.

Other benefits

We provide our named executive officers with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each executive’s total compensation. In the U.S., key benefits include paid vacation, premiums paid for life insurance and short-term and long-term disability policies, a matching contribution to the named executive officer’s 401(k) plan and the payment of 80% of the named executive officer’s healthcare premiums. In the U.K., key benefits include paid vacation, healthcare coverage, life insurance and the Company’s match on the salary sacrifice pension scheme. The Company reviews these other benefits and perquisites on an annual basis and makes adjustments as warranted based on competitive practices and the Company’s performance.

Pay mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of security-oriented compensation, retention value and at-risk compensation that produces short-term and long-term performance incentives and rewards. By following this approach, we provide the named executive officer a measure of security in the minimum level of compensation that the individual is eligible to receive, while motivating the named executive officer to focus on the business metrics that will produce a high level of performance for the Company and long-term wealth creation for stockholders and the named executive officer, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for the Annual Performance Plan and the Stock Incentive Plan likewise provide an appropriate balance between short-term financial performance and long-term financial and stock performance.

For named executive officers, the mix of compensation is weighted heavily toward at-risk pay (annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our named executive officers, which is aligned with our stated compensation philosophy of attracting and retaining the caliber of named executive officers needed to ensure the Company’s continued growth and profitability, rewarding them for their performance and the Company’s performance, and for creating longer-term value for stockholders.

Compensation Committee discretion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior operating results, strategic accomplishments and/or consummation of partnerships, acquisitions or divestitures.

Severance and change in control arrangements

The provisions regarding severance and change in control are described elsewhere in this proxy statement. Mr. McVey’s and Mr. Millet’s employment agreements call for severance and change-in-control payments and vesting of restricted stock and stock options under various conditions. In addition, the Company has a severance policy governing termination payments under certain conditions.

Impact of tax and accounting

As a general matter, the Compensation Committee reviews and considers the tax and accounting implications of using the various forms of compensation employed by the Company.

When determining the size of grants to executives and employees under the Company’s stock incentive plans, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock and restricted stock units, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value determined using an option pricing model. This expense is amortized over the requisite service period or the vesting period of the instruments.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.

Conclusion

The level and mix of compensation that are finally decided upon are considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that compensation for each of our named executive officers is within the competitive range of practices when compared to the objective comparative data, even where subjective factors have influenced the compensation decisions.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board of Directors

John Steinhardt — Chair
Wayne D. Lyski
Nicolas S. Rohatyn

EXECUTIVE COMPENSATION

Compensation

The following table sets forth all compensation received during the last fiscal year by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our two other executive officers who were serving as executive officers at the end of the last fiscal year, and (iv) two other individuals who would have each been one of our three most highly compensated executive officers (other than the CEO and CFO) at the end of the last fiscal year but for the fact that such individual was not serving as an executive officer at the end of the last fiscal year. These executives are referred to as our “named executive officers” elsewhere in this Proxy Statement.

Summary compensation table

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)

Richard McVey	2006	400,000	500,000	1,139,859	83,709	1,500	2,125,068
Chief Executive Officer
T. Kelley Millet(4)	2006	90,961	200,000	102,470	340,838	7,500	741,769
President
James N.B. Rucker	2006	200,000	200,000	56,927	83,945	1,500	542,372
Chief Financial Officer
Nicholas Themelis	2006	200,000	475,000	98,256	223,303	1,500	998,059
Chief Information Officer
Thomas Thees(5)	2006	155,384	—	1,899	161,170	832,693	1,151,146
Former Chief Operating Officer
Iain Baillie(6)	2006	258,076	—	—	175,676	752,023	1,185,775
Former Head of MarketAxess Europe

(1)	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of awards of restricted stock and thus include amounts from awards granted in and prior to 2006, without regard to the estimated forfeiture related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the named executive officers.

(2)	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of awards of stock options and thus include amounts from awards granted in and prior to 2006, without regard to the estimated forfeiture related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the named executive officers.

(3)	See All other compensation table below for additional information.

(4)	Mr. Millet’s employment commenced in September 2006. His annualized base salary for 2006 was $300,000.

(5)	Mr. Thees’ employment with the Company terminated in September 2006.

(6)	Mr. Baillie’s employment with the Company terminated in December 2006. Mr. Baillie was paid in Pounds Sterling. Dollar amounts stated here have been converted at the prevailing average exchange rates.

All other compensation table

	Severance
	Payments /
	Accruals		Other Benefits and	Total
Name	($)		Perquisites ($)(3)	($)

Richard McVey	—		1,500	1,500
T. Kelley Millet	—		7,500	7,500
James N.B. Rucker	—		1,500	1,500
Nicholas Themelis	—		1,500	1,500
Thomas Thees	832,318	(1)	375	832,693
Iain Baillie	750,297	(2)	1,726	752,023

(1)	Mr. Thees’ employment as Chief Operating Officer of the Company terminated on September 12, 2006. In connection with his departure, Mr. Thees entered into a Waiver and General Release with the Company pursuant to which Mr. Thees (i) received his current salary for a period of four weeks from the September 12, 2006 termination date, (ii) received a severance bonus of $425,000 on January 31, 2007, (iii) subject to not engaging in “competition” (as defined in the Proprietary Information and Non-Competition Agreement dated February 8, 2005 between the Company and Mr. Thees) on or prior to September 14, 2007, will receive an additional lump sum severance payment of $389,500 on September 14, 2007, and (iv) executed a general release of any and all claims against the Company and its affiliates arising on or prior to the termination date.

(2)	On December 13, 2006, Mr. Baillie resigned as Head of MarketAxess Europe effective December 29, 2006. In connection with his departure, Mr. Baillie entered into a Settlement and Compromise Agreement with MarketAxess Europe. The agreement contains a general release by Mr. Baillie of any and all claims against the Company and its affiliates arising on or prior to the December 29, 2006 termination date. Mr. Baillie received his current salary up to and including the termination date, and in January 2007 received a 2006 discretionary bonus and ex gratia payments in the aggregate amount of £383,000.

(3)	These benefits include employer matching contributions to the Company’s defined contribution plan and reimbursement for certain legal fees.

Grants of plan-based awards

The following table summarizes the grants of restricted stock and option awards we made to the named executive officers in 2006 as well as future payouts pursuant to certain performance-based equity compensation arrangements. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

						All Other	All Other
						Stock	Option
						Awards:	Awards:		Grant Date
						Number of	Number of	Exercise or	Fair Value
			Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
			Equity Incentive Plan Awards(1)			Stock or	Underlying	of Option	and Option
	Grant	Approval	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Sh)(4)	($)(5)

Richard McVey	1/31/2006	1/31/2006				405,000			5,232,600
T. Kelley Millet	9/13/2006	9/11/2006				150,000			1,537,500
	9/13/2006	9/11/2006					500,000	10.25	2,406,500
	9/13/2006	9/11/2006	175,000	175,000	175,000			10.25	842,275
	9/13/2006	9/11/2006	175,000	175,000	175,000			10.25	842,275
James N.B. Rucker	1/9/2006	1/9/2006				15,000			167,700
	1/9/2006	1/9/2006					20,000	11.18	81,344
Nicholas Themelis	1/9/2006	1/9/2006				30,000			335,400
	1/9/2006	1/9/2006					45,000	11.18	183,024
Thomas Thees	1/9/2006	1/9/2006				30,000			335,400
	1/9/2006	1/9/2006					50,000	11.18	203,360
Iain Baillie	1/9/2006	1/9/2006				20,000			223,600
	1/9/2006	1/9/2006					25,000	11.18	101,680

(1)	Mr. Millet was awarded a total of 350,000 performance-based stock options. Specifically, if certain performance metrics for 2007 are met, options to purchase 175,000 shares of our Common Stock will vest in four equal annual installments on February 1, 2008, 2009, 2010 and 2011, and if certain performance metrics for 2008 are met, options to purchase 175,000 shares of our Common Stock will vest in three equal annual installments on February 1, 2009, 2010 and 2011.

(2)	Restricted stock was awarded pursuant to the Stock Incentive Plan. Each share of restricted stock represents one share of the Company’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. The default vesting schedule for the restricted stock grants is equal annual vesting over five years. Vesting may be accelerated if certain pre-approved performance targets are met or exceeded. Specifically, for awards to the named executive officers other than Messrs. McVey and Millet, 50% of the shares can vest after the first year and 50% of the shares can vest after the second year if the performance targets are met or exceeded. If only one of the two-year targets is achieved, then there is ratable vesting over the remaining period for the balance of the shares. For Mr. McVey’s award, 34% of the shares can vest after the first year and 33% of the shares can vest after each of the second and third years if the performance targets are met or exceeded. For all awards to the named executive officers, if the targets are not met in either year, then the default vesting schedule shall apply. The restricted stock award to Mr. McVey is presently expected to constitute the only shares of restricted stock to be granted to Mr. McVey over the next three calendar years. This three-year approach is consistent with the Company’s practice of making three-year grants to Mr. McVey, as it did in 2000 and 2003. Mr. McVey remains eligible to receive future grants of stock options and other forms of equity awards. Mr. Millet’s award vests in five equal annual installments. Messrs. McVey and Millet hold unvested restricted stock which vests under certain change in control scenarios.

(3)	Stock option awards were awarded pursuant to the Stock Incentive Plan. One-third of the options vest on the first anniversary of the grant date and the balance vests in 24 equal monthly installments thereafter. The options granted to Mr. Millet vest in five equal annual installments beginning on October 1, 2007.

(4)	The exercise price for stock options granted was equal to the closing price of the Company’s Common Stock on the date of grant.

(5)	The value of a restricted stock or stock option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123R, and disregards estimates of forfeitures related to service-based vesting conditions. The proceeds to be paid to the individual following an exercise do not include the option exercise price, and the exercise price of option awards has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option award on the grant date, the actual value of the stock option will depend on the market value of our Common Stock at such date in the future when the stock option is exercised.

Outstanding equity awards at fiscal year end

The following table summarizes unexercised stock options, performance-based stock options with performance conditions that have not yet been satisfied and restricted stock units that have not vested and related information for each of our named executive officers as of December 31, 2006. The market value of restricted stock awards is based on the closing price of the Company’s Common Stock on December 29, 2006 of $13.57.

	Option Awards
			Equity
			Incentive			Stock Awards
			Plan Awards:				Market
	Number of	Number of	Number of			Number of	Value of
	Securities	Securities	Securities			Shares or	Shares or
	Underlying	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	(#)(2)	($)	Date	(#)(3)	($)

Richard McVey	127,774	—	—	2.70	4/15/2012	24,000	325,680
	1,000,000	—	—	2.70	2/7/2013	405,000	5,495,850
	15,978	9,022	—	15.60	1/6/2015	—	—
T. Kelley Millet	—	500,000	350,000	10.25	9/13/2016	150,000	2,035,500
James N.B. Rucker	66,667	—	—	3.60	6/15/2011	6,000	81,420
	13,334	—	—	2.70	3/31/2012	15,000	203,550
	25,000	—	—	2.70	12/30/2012	—	—
	24,296	704	—	13.95	1/2/2014	—	—
	15,978	9,022	—	15.60	1/6/2015	—	—
	—	20,000	—	11.18	1/9/2016	—	—
Nicholas Themelis	94,450	5,550	—	13.95	2/25/2014	8,000	108,560
	25,565	14,435	—	15.60	1/6/2015	30,000	407,100
	—	45,000	—	11.18	1/9/2016	—	—
Thomas Thees	—	—	—	—	—	—	—
Iain Baillie	140,000	—	—	2.70	5/1/2007	8,000	108,560
	72,932	2,068	—	13.95	5/1/2007	20,000	271,400
	22,370	12,630	—	15.60	5/1/2007	—	—
	—	25,000	—	11.18	5/1/2007	—	—

(1)	One-third of the options vest on the first anniversary of the grant date and the balance vests in 24 equal monthly installments thereafter. The options granted to Mr. Millet vest in five equal annual installments.

(2)	See Note 1 to the Grants of plan-based awards table.

(3)	See Note 2 to the Grants of plan-based awards table.

Option exercises and stock vested

The following table summarizes each exercise of stock options, each vesting of restricted stock and related information for each of our named executive officers on an aggregated basis during 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard McVey	—	—	6,000	77,382
T. Kelley Millet	—	—	—	—
James N.B. Rucker	—	—	1,500	19,346
Nicholas Themelis	—	—	2,000	25,794
Thomas Thees	139,867	424,182	2,000	25,794
Iain Baillie	30,000	339,262	2,000	25,794

Employment agreements with our Named Executive Officers

Richard M. McVey employment agreement

In March 2004, we entered into an employment agreement with Richard M. McVey, which supersedes the prior employment letter he entered into with us. The agreement provides that Mr. McVey will be employed by us as President, Chief Executive Officer and Chairman of the Board of Directors, and his employment may be terminated by him or by us at any time. Mr. McVey’s annual base salary under the letter is $300,000 per year, which amount was increased in 2006 to $400,000. Mr. McVey is also eligible to receive an annual bonus in accordance with the Annual Performance Plan and is entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position. In connection with the hiring of Mr. Millet, Mr. McVey agreed to waive his right to serve as President of the Company.

Mr. McVey’s employment agreement calls for severance and change-in-control payments and vesting of restricted stock and stock options under various conditions. The provisions regarding severance and change in control are described elsewhere in this Proxy Statement.

  T. Kelley Millet employment agreement

In September 2006, we entered into an employment agreement with T. Kelley Millet. The agreement provides that Mr. Millet will be employed by us as President, and his employment may be terminated by him or by us at any time. Mr. Millet’s base salary under the agreement is $300,000 per year. Mr. Millet is also eligible to receive an annual bonus in accordance with the Annual Performance Plan. For the calendar year ended December 31, 2006, Mr. Millet received a guaranteed minimum bonus of $200,000. For the calendar year ending December 31, 2007, Mr. Millet’s bonus will be no less than $500,000. Thereafter, Mr. Millet’s bonuses will be determined by his, his group’s, and the Company’s performance. He is also entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position.

Mr. Millet’s employment agreement calls for severance and change-in-control payments and vesting of restricted stock and stock options under various conditions. The provisions regarding severance and change in control are described elsewhere in this Proxy Statement.

Loans to executive officers of the Company

Prior to enactment of the Sarbanes-Oxley Act in July 2002, we made two loans to Richard M. McVey, our Chief Executive Officer and Chairman of our Board of Directors. We entered into restricted stock purchase agreements with Mr. McVey on June 11, 2001 and July 1, 2001, respectively, in connection with his compensation package. Pursuant to these agreements, we sold an aggregate of 289,581 shares of our Common Stock to Mr. McVey at a purchase price of $3.60 per share. We loaned an aggregate of approximately $1,042,488 to Mr. McVey to finance his purchase of these shares. Mr. McVey executed secured promissory notes with us to document these loans. These promissory notes bear interest at an average rate of 5.69% per annum. The principal and accrued interest on each of these promissory notes is due and payable as follows: (1) 20% of the principal and accrued interest is due on the sixth anniversary of the issuance date; (2) an equal amount is due on each of the seventh, eighth, ninth and tenth anniversaries of the issuance date; and (3) the balance is due on the eleventh anniversary of the issuance date. Mr. McVey may prepay all or any part of any note at any time without paying a premium or penalty. A portion of the promissory notes representing 80% of the aggregate purchase price is non-recourse and the remaining portion of the promissory notes, representing 20% of the aggregate purchase price, is full-recourse. As security for his obligations under the promissory notes, Mr. McVey has pledged the 289,581 shares of our Common Stock acquired by him under the restricted stock purchase agreements described above.

The loans described in the preceding paragraph were entered into prior to the passage of the Sarbanes-Oxley Act. Because of the prohibitions against certain loans under Section 402 of the Sarbanes-Oxley Act, we will not modify any of these outstanding loans, nor will we enter into new loans with any of our directors or executive officers other than as permitted by applicable law at the time of the transaction.

Post-termination compensation and benefits

Richard M. McVey, CEO, and T. Kelley Millet, President, are entitled to various cash, benefits and equity provisions under certain terminations of employment. These entitlements are described below and are included in the table below entitled Post-Termination Payments. Other named executive officers who do not have employment agreements with the Company are provided severance as outlined in the MarketAxess Severance Pay Plan.

  Payments to Mr. McVey

In the event of a change in control, certain benefits are provided to Mr. McVey if there is a change in control and no loss of employment (“Single-Trigger”), or if there is a change in control and loss of employment (“Double-Trigger”). Loss of employment includes a resignation for “Good Reason” or a termination by the Company without “Cause” (each as defined in Mr. McVey’s employment agreement). A qualifying event in connection with a change-in-control occurs three months prior to or up to 18 months after a change in control.

In the event of a Single-Trigger change in control in which the holders of MarketAxess Common Stock receive only cash, the portion of Mr. McVey’s January 31, 2006 restricted stock grant that is exchanged for cash becomes vested and no longer has restrictions immediately prior to the change in control, and the unvested stock option from the January 12, 2007 grant vests immediately prior to the change in control. In the event of any other Single-Trigger change in control, there is no deviation from the documented vesting schedules for Mr. McVey’s restricted stock and stock option grants. In a Double-Trigger event, Mr. McVey will receive 24 months continuation of base salary, two times his average annual cash bonus for the three years prior to termination (payable in 24 equal monthly installments), 18 months post-termination healthcare coverage, and accelerated vesting of the entire unvested portion of his January 31, 2006 grant of restricted stock and his January 12, 2007 stock option grant.

In the event Mr. McVey is terminated from the Company for any reason other than in connection with a change in control, for Cause, or due to his death or disability, and providing he does not terminate his employment voluntarily (except for Good Reason), Mr. McVey will receive 12 months continuation of base salary, one time his average annual cash bonus for the three years prior to termination (payable in 12 equal monthly installments), 12 months post-termination healthcare coverage, and accelerated vesting of 67,500 shares of restricted stock (or, if less, the entire unvested amount) under his January 31, 2006 restricted stock grant and the right to purchase 25,000 options under his January 12, 2007 stock option grant. In the event of death or disability, Mr. McVey (or in the event of death, his spouse, dependents or estate) will receive the foregoing benefits, plus accelerated vesting of the entire unvested portion of his January 31, 2006 grant of restricted stock and his January 12, 2007 stock option grant.

  Payments to Mr. Millet

In the event of a Single-Trigger change in control in which the holders of MarketAxess Common Stock receive only cash or the Company goes private, Mr. Millet’s unvested shares of restricted stock immediately vest and cease to be restricted. In addition, the equivalent of one year of vesting under Mr. Millet’s outstanding stock option grant will be accelerated subject, in the case of performance-based options, to the prior satisfaction of the performance metrics specified therein. In the event of any other Single-Trigger Change of Control, there is no deviation from the documented vesting schedule for Mr. Millet’s restricted stock and stock option grants.

In a Double-Trigger event, Mr. Millet will receive six months continuation of base salary, $500,000 if termination occurs prior to December 31, 2007 or one time his average annual cash bonus for the three years prior to a termination thereafter (payable in 12 equal monthly installments), 12 months post-termination healthcare coverage, and accelerated vesting of all unvested shares of restricted stock and the lesser of 50% of the stock option granted (including the time-vested and performance-vested portions of the option) or the unvested portion of the option.

In the event Mr. Millet is terminated from the Company for any reason other than in connection with a change in control, for Cause, or due to his death or disability and providing he does not terminate his employment voluntarily (except for Good Reason), Mr. Millet will receive six months continuation of base salary, $500,000 pro rated for days employed in 2007 if termination occurs prior to December 31, 2007 or one time his average annual cash bonus for the three years prior to a termination thereafter (payable in 12 equal monthly installments), six months post-termination healthcare coverage, and accelerated vesting of 30,000 shares of restricted stock (or, if less, the entire unvested amount) under his restricted stock grant and the equivalent of one year of vesting under Mr. Millet’s outstanding stock option grant subject, in the case of performance-based options, to the prior satisfaction of the performance metrics specified therein. In the event of death or disability, Mr. Millet (or in the event of death, his spouse, dependents, or estate) will receive the foregoing benefits, plus accelerated vesting of the entire unvested portions of his restricted stock and stock option grants.

  Severance for Other Named Executive Officers

Those named executive officers who do not have employment agreements with the Company are provided severance as outlined in the MarketAxess Severance Pay Plan. All active, regular US-based employees on the Company’s payroll who do not have other employment agreements and do not voluntarily terminate employment and are not involuntarily terminated by the Company for cause are eligible for this plan. Severance pay is determined by years of service. For each week of severance pay, the terminated employee is also eligible to continue healthcare coverage if in effect at the time of termination, and the Company and employee continue to pay their respective shares of the premiums in accordance with the respective plans.

The following table estimates the payments we would be obligated to make to each of our named executive officers as a result of his termination or resignation or, in the case of Mr. McVey and Mr. Millet, because of a change in control of our Company pursuant to the employment agreements we have entered into with each of them. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our named executive officers would receive in such circumstances.

For illustrative purposes only, the tables assume that: (a) a notice of termination was received or tendered by the employee or a change in control of our company occurred on December 31, 2006, as applicable, and (b) the price per share of our Common Stock is $13.57, the closing price on December 29, 2006, the last business day of that year.

  Post-termination payments

		Severance(1)		Change in Control
		Termination		Single
		w/o Cause		Trigger,	Single
		or for	Death &	Cash	Trigger,	Double
		Good Reason	Disability	Transaction	Privatization	Trigger
Name	Benefit	($)	($)	($)	($)	($)

Richard McVey	Continued Salary	400,000	400,000	—	—	800,000
	Bonus	700,000	700,000	—	—	1,400,000
	Benefits	11,186	11,186	—	—	16,779
	Restricted Stock	915,975	5,495,850	5,495,850	—	5,495,850
	Excise Tax Gross-up	—	—	—	—	1,647,264
T. Kelley Millet	Continued Salary	150,000	150,000	—	—	150,000
	Bonus	200,000	200,000	—	—	700,000
	Benefits	3,265	3,265	—	—	6,530
	Restricted Stock	407,100	2,035,500	2,035,500	2,035,500	2,035,500
	Stock Options	332,000	2,822,000	332,000	332,000	1,411,000
	Excise Tax Gross-up	—	—	522,013	522,013	1,041,800
James N.B. Rucker	Continued Salary	92,308	—	—	—	92,308
	Benefits	5,593	—	—	—	—
Nicholas Themelis	Continued Salary	30,769	—	—	—	30,769
	Benefits	1,864	—	—	—	—

(1)	Named executive officers are not entitled to severance benefits in the event of termination for cause or voluntary termination.

Compensation plans

For information with respect to the securities authorized for issuance under equity compensation plans, please see the section captioned “Securities Authorized for Issuance Under Equity Compensation Plans” in Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference and has been delivered to you with this Proxy Statement.

Compensation Committee interlocks and insider participation

The members of our Compensation Committee currently are Messrs. Steinhardt, Lyski and Rohatyn. None of these individuals was (i) during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, or (ii) formerly an officer of the Company or any of its subsidiaries. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our related parties include our directors, director nominees, executive officers and holders of more than five percent of the outstanding shares of our Common Stock. Set forth in this section is information concerning transactions with our related parties.

Principal stockholder broker-dealer clients

Three of our broker-dealer clients or their affiliates each own more than five percent of the outstanding shares of our Common Stock. See Security Ownership of Certain Beneficial Owners and Management. These broker-dealer clients are: Credit Suisse, JPMorgan and UBS (collectively, the “Principal Stockholder Broker-Dealer

Clients”). For the year ended December 31, 2006, $15.4 million, or 18.5% of our total revenues, was generated by our Principal Stockholder Broker-Dealer Clients.

We have separate agreements with each of our broker-dealer clients, including each of our Principal Stockholder Broker-Dealer Clients. These agreements govern each such broker-dealer’s access to, and activity on, our electronic trading platform. The term of the agreements is generally three years, with automatic annual renewal thereafter unless notice to terminate is given by a party at least thirty days prior to automatic renewal. Under each agreement, the broker-dealer is granted a worldwide, non-exclusive and non-transferable license to use our electronic trading platform. The broker-dealer agrees to supply us, on a non-exclusive basis, with indicative prices and quantities of a minimum number of fixed-income instruments for our inventory pages. These agreements also govern use of and access to our electronic trading platform. We may only provide the pricing and other content provided by a broker-dealer to those of our institutional investor clients approved by the broker-dealer to receive such content. Additionally, institutional investors must be approved by a broker-dealer before being able to engage in transactions on our platform. These agreements also provide for the fees and expenses to be paid by the broker-dealers for their use of our electronic trading platform.

Indemnification agreements

We have entered into an indemnification agreement with each of our outside directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Registration rights agreement

Our Principal Stockholder Broker-Dealer Clients, along with certain other holders of our Common Stock, are party to our sixth amended and restated registration rights agreement. Stockholders who are a party to this agreement are provided certain rights to demand registration of shares of Common Stock and to participate in a registration of our Common Stock that we may decide to do, from time to time. Generally, we have agreed to pay all expenses of any registration pursuant to the registration rights agreement, except for underwriters’ discounts and commissions.

Appointment of one of our directors by one of our former Principal Stockholder Broker-Dealer Clients

Mr. Hersch was originally appointed to our Board pursuant to the terms of an agreement among certain of our stockholders. This agreement terminated upon the initial public offering of our Common Stock.

OTHER MATTERS

Section 16(a) beneficial ownership reporting compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that MarketAxess has received from such persons for transactions in our Common Stock and their Common Stock holdings for the 2006 fiscal year and (ii) the written representations of such persons that no annual Form 5 reports were required to be filed by them for the fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock, except that Mr. Thees filed one late report with respect to the exercise of stock options and sales of shares of Common Stock for four transactions occurring between November 2, 2006 and November 7, 2006.

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2008 Annual Meeting

In order to be considered for inclusion in the Company’s Proxy Statement and proxy card relating to the 2008 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before January 2, 2008. In addition, under the Company’s bylaws, any proposal for consideration at the 2008 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on January 9, 2008, and the close of business on February 8, 2008, and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

MARKETAXESS HOLDINGS INC.
2007 Annual Meeting of Stockholders
June 7, 2007, 10:00 a.m.
The New York Marriott Financial Center Hotel
85 West Street
New York, NY 10006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Richard M. McVey, James N.B. Rucker and Charles R. Hood, jointly and severally, as proxies and attorneys of the undersigned, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MarketAxess Holdings Inc. to be held on Thursday, June 7, 2007, or at any postponement or adjournment thereof.
     You are encouraged to indicate your choices by marking the appropriate boxes, as specified on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
(Continued and to be signed on the reverse side.)

2007 ANNUAL MEETING OF STOCKHOLDERS OF
MARKETAXESS HOLDINGS INC.
June 7, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Richard M. McVey Stephen P. Casper
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	David G. Gomach Carlos M. Hernandez
		¡	Ronald M. Hersch
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Wayne D. Lyski Jerome S. Markowitz
		¡	T. Kelley Millet
		¡	Nicolas S. Rohatyn
		¡	John Steinhardt

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN BELOW – NO BOXES NEED BE CHECKED.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.